Exhibit 99.1

                                    NEWS FROM
                             LYNX THERAPEUTICS, INC.
             3832 BAY CENTER PLACE, HAYWARD, CA 94545 (510) 670-9300

         FOR IMMEDIATE RELEASE                       Contacts:  Sam Eletr, Ph.D.
                                                                Edward C. Albini
                                                                  (510) 670-9300


         HAYWARD,  CALIFORNIA,  February  5,  1998  -  Lynx  Therapeutics,  Inc.
         (Nasdaq: "LYNX") announced today that it has agreed to sell its portfolio of phosphorothioate antisense patents and licenses, and its therapeutic oligonucleotide manufacturing facility, to INEX Pharmaceuticals Corporation ("INEX") of Vancouver, Canada. Lynx will receive $3 million in cash, 1.2 million shares of INEX common stock and royalties on future sales of phosphorothioate antisense products. In addition, Lynx has agreed to a royalty-bearing license to INEX for its phosphoroamidate chemistry for certain therapeutic applications in the fields of cancer and inflammation to be defined later.

         The agreement anticipates that INEX will assume the responsibility, going forward, of manufacturing LR-3280, a compound aimed at cardiovascular restenosis, and partnered with Schwarz Pharma AG (Monheim, Germany) and Tanabe Seiyaku Co., Ltd. (Osaka, Japan). Lynx retains the right to collect, if and when earned, the next two milestone payments, totaling $7 million, under the latter partnerships, as well as 50% of all future milestone payments and gross profits associated with the continued success in the development and sales of the compound.

         "This is a good deal for Lynx," said Sam Eletr, Ph.D., Chairman and CEO of Lynx. "It enables us to focus all of our attention and resources on the developments and applications of our new, proprietary, massively parallel genomic and genetic technologies. We also retain a significant interest in both the therapeutic technology we helped pioneer and its future prospects as augmented by INEX's own proprietary developments and dedication to the field."

         Lynx is currently developing novel, proprietary, massively parallel DNA technologies aimed at gene discovery, high resolution genome mapping, and identification of genetic variations.

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